EXHIBIT 10.13

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of November 8, 2005, is entered into between WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation formerly known as Congress Financial Corporation (Western) (“Lender”), and ECOST.COM, INC., a Delaware corporation, (“Borrower”).

RECITALS

A. Borrower and Lender have previously entered into that certain Loan and Security Agreement dated August 3, 2004 (the “Loan Agreement”), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B. Lender and Borrower now wish to amend the Loan Agreement on the terms and conditions set forth herein.

C. Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement.

(a) Servicing Fee. Section 3.4 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“3.4 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to Two Thousand Five Hundred Dollars ($2,500) in respect of Lender’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.”

(b) Adjusted Tangible Net Worth. Section 9.17 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.17 Adjusted Tangible Net Worth. Borrower shall maintain Adjusted Tangible Net Worth of not less than Five Million Dollars ($5,000,000) as of the last day of each month.”

(c) Early Termination Fee. Section 12.1(c) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount of three-quarters of one percent (0.75%) of the Revolving Loan Limit. Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations. The early termination fee will be waived by Lender if the Obligations are refinanced by Reference Bank.”

(d) California Judicial Reference. A new Section 11.6 is hereby added to the Loan Agreement as follows:

“11.6 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by the Loan Agreement or any other Financing Agreement, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of Agent, any such issues pertaining to a ‘provisional remedy’ as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.”

2. Weekly Reports. Borrower acknowledges its continuing obligation to provide borrowing base certificates and the other schedules set forth in Section 7.1(a)(ii) of the Loan Agreement on a weekly basis, and Borrower agrees that no acceptance by Lender of such certificates and schedules on a tardy or incomplete basis shall be deemed a waiver of, or shall otherwise affect, Lender’s rights to require Borrower to provide such certificates and schedules timely on a weekly basis and in the form required.

3. Effectiveness of this Amendment. Lender must have received the following items, in form and content acceptable to Lender, before this Amendment is effective.

(a) Amendment. This Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Amendment Fee. An amendment fee in the amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500), which fee is fully earned as of and due and payable on the date hereof.

(c) Projections. Amended financial projections of Borrower for the fiscal year ending December 31, 2005 and financial projections of Borrower for the fiscal year ending December 31, 2006, each on a month-by-month basis and to include balance sheets, income statements and statements of cash flow.

(d) Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement must be true and correct.

(e) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

4. Conditions Subsequent. Within ten (10) days of the date of this Amendment, Borrower shall provide Lender with control agreements in form and content acceptable to Lender (it being understood that the forms previously presented are acceptable to Lender) and duly executed and delivered by Morgan Stanley DW Inc. and Banc of America Securities LLC, respectively, and by Borrower, with respect to the securities accounts maintained by Borrower with those securities intermediaries. The failure to provide such control agreements within that timeframe shall constitute an Event of Default under the Loan Agreement.

5. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) No Default. No event has occurred and is continuing that constitutes an Event of Default.

6. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Reference to and Effect on the Financing Agreements.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d) To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

9. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, and without limiting Borrower’s rights to contest Lender’s monthly statements in accordance with Section 6.2 of the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Lender with respect to the Obligations.

10. Integration. This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

ECOST.COM, INC.

By:	/s/ ADAM SHAFFER
Name:	Adam Shaffer
Title:	Chief Executive Officer

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)

By:	/s/ GARY CASSIANNI
Name:	Gary Cassianni
Title:	Vice President